Exhibit 10.2

L3HARRIS TECHNOLOGIES, INC. PERFORMANCE UNIT AWARD AGREEMENT TERMS AND CONDITIONS
(Effective as of April 19, 2024)

1. Performance Unit Award – Terms and Conditions. Pursuant to the written notice or letter of award (which may be in electronic form) (the “Award Notice”) from L3Harris Technologies, Inc. (the “Company”) to the employee specified in the Award Notice (the “Employee”), the Company has granted to the Employee, on the terms and conditions set forth in the Award Notice and herein (these “Terms and Conditions” and collectively with the Award Notice and the Statement of Performance Goals (as defined below) related thereto, the “Agreement”), and under and otherwise subject to the provisions of the Company’s 2024 Equity Incentive Plan (as may be amended from time to time, the “Plan”), a Performance Unit Award (the “Award”) of such number of performance units specified in the Award Notice as being subject to the Award (such units, as may be adjusted in accordance with Sections 1(c), 1(d), and 1(e) of these Terms and Conditions, the “Performance Units”). At all times, each Performance Unit shall be equal in value to one share of common stock,
$1.00 par value per share (the “Common Stock”), of the Company (a “Share”).

(a) Acceptance of Award; Performance Period. The Award must be accepted by the Employee using the acceptance method specified by the Company (which may be in electronic form) within ninety (90) days following the grant date of the Award (or, if the Employee is on a Company-approved leave of absence from the Company at any time during such 90-day period, then within ninety (90) days following the Employee’s return to active service with the Company from such leave of absence), and if not so accepted, the Award and all Performance Units subject to the Award shall be automatically forfeited. For purposes of the Agreement, the “Performance Period” is the period beginning on commencement of the fiscal year during which the Award is granted and ending on expiration of the fiscal year that is two (2) fiscal years after the fiscal year during which the Award is granted (that is, a period of three (3) fiscal years), unless a different period is set forth and designated as the Performance Period in the Award Notice. The Board Committee may, in accordance with the Plan and to the extent permitted by Section 409A of the Code (if applicable), accelerate the expiration of the Performance Period as to some or all of the Performance Units at any time.

(b) Payout of Award. Provided the Award has not previously been forfeited, as soon as administratively practicable following the expiration of the Performance Period, but in no event later than the 15th day of the third month following the expiration of the Performance Period, the Company shall issue to the Employee in a single payment the number of Shares underlying the Performance Units to which the Employee is entitled pursuant hereto, subject to applicable withholdings and satisfaction thereof (including retaining Shares otherwise issuable) as provided in Section 13.2 of the Plan. Upon payout of the Award, the Company shall at its option cause the Shares as to which the Employee is entitled pursuant hereto: (i) to be released without restriction on transfer by delivery to the custody of the Employee of a stock certificate in the name of the Employee or his or her designee or (ii) to be credited without restriction on transfer to a book-entry account for

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Exhibit 10.2

the benefit of the Employee or his or her designee maintained by the Company’s stock transfer agent or its designee.

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Exhibit 10.2

(c) Satisfaction of Performance Objectives. Except as otherwise provided herein, the payout of the Award shall be contingent upon the attainment during the Performance Period of the performance objectives set forth in the Statement of Performance Goals (however designated) delivered or made available to the Employee at the time of the Award (the “Statement of Performance Goals”). Subject to the application of Section 4, the payout of the Award shall be determined upon the expiration of the Performance Period in accordance with the Statement of Performance Goals. The final determination of the payout of the Award will be authorized by the Board, the Board Committee, or its designee. Performance Units will be forfeited (i) if they are not earned at the end of the Performance Period or (ii) except as otherwise provided herein, if the Employee ceases to be employed by the Company at any time prior to the expiration of the Performance Period.

(d) Rights During Performance Period; Dividend Equivalents. During the Performance Period, the Employee shall not have any rights as a shareholder with respect to the Shares underlying the Performance Units. During the Performance Period, if the Company pays dividends or makes other distributions on the Common Stock, the Employee shall be entitled to receive from the Company at the time of payout in respect of the Award dividend equivalents for such dividends or other distributions, either in cash, in the case of a cash dividend or cash distribution, or other property, in the case of a non-cash dividend or non-cash distribution, as applicable, in respect of the number of Shares underlying the Performance Units to which the Employee is entitled pursuant hereto, in each case, subject to applicable withholdings and satisfaction thereof (including retaining Shares otherwise issuable) as provided in Section 13.2 of the Plan. No such dividend equivalents will be paid in respect of Performance Units that are forfeited or cancelled. No interest shall be paid on any such dividend equivalents. If the number of the Company’s outstanding Shares is changed as a result of a stock dividend, stock split or the like, without additional consideration to the Company, the Performance Units subject to the Award shall be adjusted to correspond to the change in the Company’s outstanding Shares. Upon the expiration of the Performance Period and payout of the Award, the Employee may exercise voting rights and shall be entitled to receive dividends and other distributions with respect to the number of Shares to which the Employee is entitled pursuant hereto.

(e) Adjustment Based on Change in Duties or Transfer of Employment. The number of Performance Units subject to the Award is based on the assumption that the Employee will continue to be assigned to perform substantially the same duties throughout the Performance Period, and such number of Performance Units may be reduced or increased by the Board or the Board Committee or its designee without formal amendment of the Agreement to reflect a change in assigned duties during the Performance Period. In addition, if the Employee transfers employment from one business unit of the Company or an Affiliate to another business unit or Affiliate during the Performance Period, the Employee shall be eligible to receive the number of Performance Units determined by the Board or the Board Committee or its designee based upon such factors as the Board or the Board Committee or its designee, as the case may be, in its sole discretion may deem appropriate.

2. Prohibition Against Transfer. Until the expiration of the Performance Period and payout of the Award, the Award, the Performance Units subject to the Award, any interest in the Shares related thereto, and the rights granted under these Terms and Conditions and the Agreement are not transferable except by will or by the laws of descent and distribution in the event of the Employee’s death. Without limiting the generality of the foregoing, except as aforesaid, until the

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Exhibit 10.2

expiration of the Performance Period and payout of the Award, the Award, the Performance Units subject to the Award, any interest in the Shares related thereto, and the rights granted under these Terms and Conditions and the Agreement may not be sold, exchanged, assigned, transferred, pledged, hypothecated, encumbered or otherwise disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment, charge, alienation or similar process. Any attempt to effect any of the foregoing shall be null and void and without effect.

3. Forfeiture for Termination of Employment; Exceptions.

(a) Except in the event the Employee ceases to be an employee of the Company as set forth in Section 3(b) (due to death, Disability (as defined below) or Other Disability (as defined below)) or as set forth in Section 4 (due to certain circumstances in connection with a Change in Control of the Company that occurs following the grant date of the Award), it shall be a condition to the vesting of Performance Units and the payment of Shares following the expiration of the Performance Period that the Employee shall have remained continuously in the employ of the Company through the expiration of the first fiscal year of the Performance Period (the “Minimum Vesting Period”), and if the Minimum Vesting Period is not satisfied, the Award and any Performance Units or right to payment of Shares shall be immediately and automatically forfeited upon the Employee’s termination of employment with the Company. Except in the event the Employee ceases to be an employee of the Company as set forth in Section 3(b) (due to death, Disability or Other Disability) or as set forth in Section 4 (due to certain circumstances in connection with a Change in Control of the Company that occurs following the grant date of the Award) or as otherwise provided in the Award Notice, if the Employee ceases to be an employee of the Company following satisfaction of the Minimum Vesting Period but prior to the expiration of the Performance Period:

(i) for any reason other than those described in Section 3(a)(ii) (due to a Qualifying Early Retirement (as defined below) or an involuntary termination by the Company other than for Cause (as defined below)), Section 3(a)(iii) (due to a Qualifying Full Retirement (as defined below)), Section 3(b) or Section 4, all Performance Units subject to the Award shall be immediately and automatically forfeited upon such termination of employment;

(ii) due to (A) a Qualifying Early Retirement (as defined below) or (B) involuntary termination of employment of the Employee by the Company other than for Cause (as defined below), but excluding an involuntary termination that would be deemed to fall within the definition of a Qualifying Full Retirement, the Employee shall be eligible to receive a pro-rata portion of the payout in respect of the Performance Units which would have been made to the Employee under the Award at the end of the Performance Period determined in accordance with the provisions of Section 1(c) hereof, and the remaining payout and Performance Units subject to the Award shall be immediately and automatically forfeited. Such pro-rata portion shall be measured by a fraction, of which the numerator is the number of days of the Performance Period during which the Employee’s employment continued, and the denominator is the number of days of the Performance Period. The pro-rata portion of the payout in respect of the Performance Units required to be paid under this Section 3(a)(ii) shall be paid to the Employee at the time specified in Section 1(b); or

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Exhibit 10.2

(iii) due to a Qualifying Full Retirement (as defined below), the Employee shall be entitled to receive a payout in respect of the Performance Units subject to the Award that would have been made to the Employee under the Award at the end of the Performance Period determined in accordance with the provisions of Section 1(c) hereof as though the Employee had continued employment through the end of the Performance Period and at the time specified in Section 1(b).

(b) Except in the event the Employee ceases to be an employee of the Company as set forth in Section 4 herein (due to certain circumstances in connection with a Change in Control of the Company that occurs following the grant date of the Award), if the Employee ceases to be an employee of the Company prior to the expiration of the Performance Period (irrespective of the Minimum Vesting Period) due to the Employee’s (i) death, (ii) Disability or (iii) Other Disability, in each case, prior to a Change in Control covered in Section 4 herein, the Employee’s heirs or beneficiaries or the Employee, as applicable, shall be fully vested in, and entitled to receive a payout in respect of, a pro-rata portion of the number of Performance Units subject to the Award at the target level of performance, as set forth in the Award Notice and/or Statement of Performance Goals (such number, the “Target Number” and such target level, the “Target Performance Level”), and the remaining payout and Performance Units subject to the Award shall be immediately and automatically forfeited. Such pro-rata portion shall be measured by a fraction, of which the numerator is the number of days of the Performance Period during which the Employee’s employment continued, and the denominator is the number of days of the original Performance Period. The Performance Period shall immediately expire upon the Employee’s death, Disability or Other Disability, as applicable, with respect to such pro-rata portion of the Target Number of Performance Units vested pursuant to the provisions of this Section 3(b), and the payout in respect of such Performance Units shall be made as soon as administratively practicable following the immediate expiration of the Performance Period, but in no event later than sixty (60) days following such immediate expiration of the Performance Period.

(c) For purposes of the Agreement:

(i) “Cause” shall have the meaning assigned to such term in the Plan. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. After a Change in Control of the Company that occurs following the grant date of the Award, (A) in the case of an employee who is appointed or elected by the Board as an officer of the Company (an “Officer”), Cause shall not exist unless and until the Company has delivered to the Employee a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board at a meeting of the Board called and held for such purpose (after thirty (30) days’ notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in the definition of “Cause” in the Plan has occurred and specifying the particulars thereof in detail; and (B) the Company must notify the Employee of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under the Agreement.

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Exhibit 10.2

(ii) “Disability” means a total and permanent disability during which the Employee becomes entitled to a disability benefit under Title II of the Federal Social Security Act, as amended from time to time.

(iii) “Other Disability” means a total and permanent disability during which the Employee is entitled to receive disability benefits under the Company’s applicable long- term disability plan or would have been entitled to receive disability benefits under such long-term disability plan had the Employee participated in such plan, which total and permanent disability does not otherwise come within the meaning of Disability.

(iv) “Qualifying Early Retirement” means retirement after age sixty (60) with five (5) or more years of full-time service with the Company but prior to being eligible for a Qualifying Full Retirement; provided, that in order for any such retirement to be a Qualifying Early Retirement, the Employee (A) has given written notice, in form reasonably satisfactory to the Company, to the Employee’s supervisor, with a copy to the Vice President, Chief Human Resources Officer of the Company (or, if the Employee is the Vice President, Chief Human Resources Officer of the Company, to the Chief Executive Officer of the Company) that (1) specifies the Employee’s intent to retire from the Company and the particular intended date of such retirement, which must be at least six (6) months after the date such written notice is given, and (2) has not been preceded by notice from the Company to the Employee of the actual or impending termination of employment of the Employee by the Company; and (B) has remained employed by the Company until the earlier of (x) the particular intended date of such retirement specified in such notice (or such other date as has been mutually agreed in writing between the Company and the Employee) or (y) the date on which the Employee ceases to be an employee of the Company due to death or Disability or involuntary termination of employment of the Employee by the Company other than for Cause, in each case following the delivery of such notice.

(v) “Qualifying Full Retirement” means an Employee’s retirement or involuntary termination of employment by the Company for a reason other than Cause, in either case after the Employee has attained age sixty-five (65) with ten (10) or more years of full-time service with the Company (attainment of such age and years of service is referred to as “Full Retirement Eligible”); provided that in order for an Employee’s retirement (but not involuntary termination) to be a Qualifying Full Retirement, the Employee (A) has given written notice, in form reasonably satisfactory to the Company, to the Employee’s supervisor, with a copy to the Vice President, Chief Human Resources Officer of the Company (or, if the Employee is the Vice President, Chief Human Resources Officer of the Company, to the Chief Executive Officer of the Company) that specifies the Employee’s intent to retire from the Company and the particular intended date of such retirement, which must be at least six (6) months after the date such written notice is given; and (B) has remained employed by the Company until the earlier of (1) the particular intended date of such retirement specified in such notice (or such other date as has been mutually agreed in writing between the Company and the Employee) or (2) the date on which the Employee ceases to be an employee of the Company due to death or Disability or involuntary termination of employment of the Employee by the Company other than for Cause, in each case following the delivery of such notice.

4. Change in Control.

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Exhibit 10.2

(a) Upon a Change in Control of the Company that occurs following the grant date of the Award but prior to the end of the Performance Period, the performance objectives set forth in the Statement of Performance Goals shall be conclusively deemed to have been attained for the Performance Period upon the occurrence of such Change in Control at the Target Performance Level under such performance objectives, or at such greater level of performance as the Board, the Board Committee or its designee may authorize (such level, as so determined, the “Attained Performance Level”), and the Minimum Vesting Period shall not apply. The payout of the Performance Units shall be paid to the Employee at the time specified in Section 1(b); provided, however, that, following such Change in Control but prior to the end of the Performance Period, if the Employee ceases to be an employee of the Company due to:

(i) the Employee’s (A) death, (B) Disability, (C) Other Disability, (D) involuntary termination of employment by the Company other than for Cause, (E) voluntary termination of employment by the Employee for Good Reason, (F) Qualifying Early Retirement or (G) Qualifying Full Retirement, the Performance Period shall immediately expire upon such termination, and the payout of the Performance Units at such Attained Performance Level shall be vested immediately and shall be paid as soon as administratively practicable following such termination, but in no event later than sixty (60) days thereafter; and

(ii) the Employee’s (A) resignation for a reason other than Good Reason or (B) termination for Cause, the payout of the Award shall be forfeited.

Notwithstanding anything in these Terms and Conditions or the Agreement to the contrary, (x) if the Employee’s employment is terminated by the Company other than for Cause, Disability or Other Disability within sixty (60) days prior to a Change in Control of the Company that occurs following the grant date of the Award, and the Employee reasonably demonstrates that such termination was at the request or suggestion of a third party who has indicated an intention or taken steps reasonably calculated to effect such a Change in Control (a “Third Party”) and such a Change in Control involving such Third Party occurs, then for all purposes of these Terms and Conditions and the Agreement, the date of such Change in Control shall mean the date immediately prior to the date of such termination of employment; and (y) if a Change in Control of the Company occurs following the grant date of the Award and the Company or its successor does not assume or continue, or substitute equivalent securities for, the Performance Units, then the Performance Period shall immediately expire upon the effective date of the Change in Control, and the payout of the Performance Units at the Attained Performance Level shall be vested immediately and shall be paid as soon as administratively practicable following such expiration of the Performance Period, but in no event later than sixty (60) days thereafter.

Any payout pursuant to this Section 4 shall be subject to applicable withholdings and satisfaction thereof (including retaining Shares otherwise issuable) as provided in Section 13.2 of the Plan.

(b) For purposes of the Agreement, “Good Reason” means, without the Employee’s express written consent, the occurrence of any of the following events after a Change in Control of the Company that occurs following the grant date of the Award: (i) if the Employee is an Officer immediately prior to such Change in Control, (A) any materially adverse diminution of the Employee’s position(s), duties, responsibilities or status with the Company as in effect

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Exhibit 10.2

immediately prior to such Change in Control or (B) a material adverse change in the Employee’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control; (ii) a reduction by the Company in the Employee’s rate of annual base salary, annual target cash incentive bonus opportunity or annual target long-term incentive opportunity (including any adverse change in the formula for such annual target cash incentive bonus opportunity and/or annual target long-term incentive opportunity) as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter; or (iii) any requirement of the Company that the Employee (A) be based anywhere more than fifty (50) miles from the facility where the Employee is located at the time of such Change in Control or (B) travel on Company business to an extent substantially greater than the travel obligations of the Employee immediately prior to such Change in Control.

Any event or condition described in this Section 4(b) which occurs prior to a Change in Control of the Company that occurs following the grant date of the Award, but was at the request or suggestion of a Third Party who effectuates such Change in Control, shall constitute Good Reason following such Change in Control for purposes of these Terms and Conditions and the Agreement notwithstanding that it occurred prior to such Change in Control. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within fifteen (15) days after receipt of notice thereof given by the Employee shall not constitute Good Reason. The Employee must provide notice of termination of employment within ninety (90) days of the Employee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under these Terms and Conditions and the Agreement.

Notwithstanding the foregoing, in the event of a Merger of Equals Transaction that otherwise constitutes a Change in Control, the Board Committee may determine prior to the consummation of such transaction to narrow or eliminate the Good Reason triggers set forth above. For this purpose, a “Merger of Equals Transaction” means a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any such type of transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”) where (A) more than 40% of the total voting power of the company resulting from such Business Combination (including, without limitation, any company which directly or indirectly has beneficial ownership of 100% of the Company’s then-outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”)) eligible to elect directors of such company is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting power of such Company Voting Securities immediately prior to such Business Combination, (B) no person (other than any publicly traded holding company resulting from such Business Combination, or any employee benefit plan sponsored or maintained by the Company (or the company resulting from such Business Combination)) becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the company resulting from such Business Combination, and (C) at least 50% of the members of the board of directors of the company resulting from such Business Combination were Incumbent Directors (as defined in the following clause) at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; and “Incumbent Directors” means individuals who, on January 1, 2020, constitute

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Exhibit 10.2

the Board, provided that any person becoming a director subsequent to January 1, 2020, whose appointment, election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors who remain on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected, appointed or nominated as a director of the Company as a result of an actual or publicly threatened election contest with respect to directors or any other actual or publicly threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

5. Protective Covenants. In consideration of, among other things, the grant of the Award to the Employee, the Employee acknowledges and agrees, by acceptance of the Award, to the following provisions:

(a) Non-Solicitation. During the Protective Covenant Period, the Employee shall not, directly or indirectly, individually or on behalf of any other employer or any other business, person or entity: (i) recruit, induce, Solicit or attempt to recruit, induce or Solicit any Individual Employed by the Company to terminate, abandon or otherwise leave or discontinue employment with the Company; or (ii) hire or cause or assist any Individual Employed by the Company to become employed by or provide services to any other business, person or entity whether as an employee, consultant, contractor or otherwise.

(b) Customer and Potential Customer Non-Interference. During the Protective
Covenant Period, the Employee shall not, directly or indirectly, individually or (i) on behalf of any other employer or any other business, person or entity, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, any Customer or Potential Customer of the Company to cease or reduce or refrain from doing business with the Company; or (ii) on behalf of any Competitive Business, entice, induce, Solicit or attempt or participate in enticing, inducing or Soliciting, or accept or attempt or participate in accepting, business from any Customer or Potential Customer of the Covered Unit(s).

(c) Non-Competition. During the Protective Covenant Period, the Employee shall not, directly or indirectly, as an employee, independent contractor, consultant, officer, director, manager, principal, lender or investor engage or otherwise participate in any activities with, or provide services to, a Competitive Business, without the prior written consent of the Vice President, Chief Human Resources Officer of the Company or other designated executive officer of the Company (which consent shall be at such officer’s discretion to give or withhold). Nothing in this Section 5(c) shall preclude the Employee from owning up to 1% of the equity in any publicly traded company.

(d) No Disparagement or Detrimental Comments. During the Employee’s employment with the Company and thereafter, the Employee shall not, directly or indirectly, make or publish, or cause to be made or published, any statement, observation or opinion, whether verbal or written, that criticizes, disparages, defames or otherwise impugns or reasonably may be interpreted to criticize, disparage, defame or impugn, the character, integrity or reputation of the Company or its products, goods, systems or services, or its current or former directors, officers, employees, agents, successors or assigns. Nothing in this Section 5(d) is intended or should be

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Exhibit 10.2

construed to prevent the Employee from providing truthful testimony or information to any person or entity as required by law or fiduciary duties or as may be necessary in the performance of the Employee’s duties in connection with the Employee’s employment with the Company.

(e) Confidentiality. During the Employee’s employment with the Company and thereafter, the Employee shall not use or disclose, except on behalf of the Company and pursuant to and in compliance with its direction and policies, any Confidential Information of (i) the Company or (ii) any third party received by the Company which the Company is obligated to keep confidential. This Section 5(e) will apply in addition to, and not in derogation of, any other confidentiality or non-disclosure agreement that may exist, now or in the future, between the Employee and the Company.

(f) Consideration and Acknowledgment. The Employee acknowledges and agrees to each of the following: (i) the Employee’s acceptance of the Award and participation in the Plan is voluntary; (ii) the benefits and rights provided by the Agreement and Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments; (iii) the benefits and compensation provided under the Agreement are in addition to the benefits and compensation that otherwise are or would be available to the Employee in connection with the Employee’s employment with the Company and the grant of the Award is expressly contingent upon the Employee’s agreement with the Company contained in Sections 5 and 6; (iv) the scope and duration of the restrictions in Section 5 are fair and reasonable; (v) if any provisions of Sections 5(a), (b), (c), (d) or (e), or any part thereof, are held to be unenforceable, the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, such provision shall then be enforceable, and if the provision is not capable of being modified or revised so that it is enforceable, it shall be excised from these Terms and Conditions without affecting the enforceability of the remaining provisions; and (vi) the time period of the Employee’s obligations under Sections 5(a), (b) and (c) shall be extended by a period equal to the length of any breach of those obligations by the Employee, in addition to any and all other remedies provided by these Terms and Conditions or otherwise available to the Company at law or in equity. The Employee further understands and acknowledges that nothing contained in the Agreement limits the Employee’s ability (1) to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other Federal, state or local governmental agency or commission (“Government Agencies”); (2) to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; or (3) under applicable United States Federal law to (x) disclose in confidence trade secrets to Federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (y) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(g) Definitions. For purposes of Section 5 of these Terms and Conditions, the following definitions shall apply:

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Exhibit 10.2

(1) “Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is competitive with the business and business activities engaged in by the Covered Unit(s).

(2) “Confidential Information” means confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or other form, and includes, but is not limited to, information that is not publicly known regarding finances, business and marketing plans, proposals, projections, forecasts, existing and prospective customers, vendor identities, employees and compensation, drawings, manuals, inventions, patent applications, process and fabrication information, research plans and results, computer programs, databases, software flow charts, specifications, technical data, scientific and technical information, test results and market studies.

(3) “Company” means, and shall be deemed to include, the Company and any Subsidiary.

(4) “Covered Unit(s)” means: (i) during the period of the Employee’s employment with the Company, each business unit of the Company; and (ii) following the Employment Termination Date, each business unit of the Company in or for which the Employee was employed or to which the Employee provided services or about which the Employee obtained or had access to Confidential Information, in each case of this clause (ii) at any time within the twenty-four (24)-month period prior to the Employment Termination Date. The Employee acknowledges and agrees that if the Employee is or was employed at a segment level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of such segment; and if the Employee is or was employed at the corporate/headquarters level, the Employee is providing or has provided services to and for, and has obtained and has or had access to Confidential Information about, each business unit of the Company.

(5) “Customer” means, with respect to the Company or the Covered Unit(s), as the case may be, any business, person or entity who purchased any products, goods, systems or services from the Company or such Covered Unit(s) at any time during the preceding twenty-four (24) months (or, if after the Employment Termination Date, the last twenty-four (24) months of the Employee’s employment with the Company) and either with whom the Employee dealt in the course of performing the Employee’s job duties for the Company or about whom the Employee has or had Confidential Information.

(6) “Employment Termination Date” means the date of termination of the Employee’s employment with the Company, voluntarily or involuntarily, for any reason.

(7) “Individual Employed by the Company” means any employee of the Company with whom the Employee dealt in the course of performing the Employee’s job duties at any time during the preceding twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Company).

(8) “Potential Customer” means, with respect to the Company or the Covered Unit(s), as the case may be, any business, person or entity targeted during the preceding

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Exhibit 10.2

twelve (12) months (or, if after the Employment Termination Date, the last twelve (12) months of the Employee’s employment with the Company) as a customer to purchase any products, goods, systems or services from the Company or such Covered Unit(s) and (i) with whom the Employee had direct or indirect contact, (ii) for whom the Employee participated in the development or execution of the plan to sell products, goods, systems or services of the Company or such Covered Unit(s), or (iii) about whom the Employee otherwise has or had Confidential Information.

(9) “Protective Covenant Period” means the period of the Employee’s employment with the Company and the twelve (12)-month period following the Employment Termination Date.

(10) “Solicit” and “Soliciting” mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any actions; provided, for purposes of Section 5(a), the term “Solicit” excludes the placement of general advertisements inviting applications for employment that are not targeted to employees of the Company generally or any specific employees of the Company.

6. Remedies for Breach of Section 5.

(a) Forfeiture and Clawback. The Employee agrees, by acceptance of the Award, that if the Employee breaches any provision of Sections 5(a), (b), (c), (d) or (e), in addition to any and all other remedies available to the Company, (i) the Award and all Performance Units subject to the Award and any rights with respect to the Award and such Performance Units shall upon written notice (which may be in electronic form) immediately be forfeited and terminate and be cancelled; and (ii) the Company shall have the right upon written notice (which may be in electronic form) to reclaim and receive from the Employee all Shares and cash, as applicable, issued or paid to the Employee in respect of the Performance Units pursuant to Section 1 above, or to the extent the Employee has transferred such Shares, the Fair Market Value thereof (as of the date such Shares were transferred by the Employee) in cash and any such return of Shares or payment of cash by the Employee which requires action on the part of the Employee shall be made within five (5) business days following receipt of written demand therefore.

(b) Forum. The Employee agrees, by acceptance of the Award, that any judicial action brought with respect to the provisions of Sections 5 or 6 of these Terms and Conditions may be filed in the United States District Court for the Middle District of Florida or in the Circuit Court of Brevard County, Florida and hereby consents to the jurisdiction of such courts and waives any objection he/she may now or hereafter have to such venue.

(c) Change in Control. If a Change in Control of the Company occurs following the grant date of the Award and the Employee ceases thereafter to be an employee of the Company in a circumstance set forth in Section 4 of these Terms and Conditions, the provisions of Sections 5 and 6 shall immediately terminate and be of no further force and effect.

7. Securities Law Requirements. The Company shall not be required to issue Shares pursuant to the Award, to the extent required, unless and until (a) such Shares have been duly listed

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Exhibit 10.2

upon each stock exchange on which the Company’s Common Stock is then registered; and (b) a registration statement under the Securities Act of 1933, as amended, with respect to such Shares is then effective.

8. Board Committee Administration. The Board Committee shall have authority, subject to the express provisions of the Plan as in effect from time to time, to construe these Terms and Conditions and the Agreement and the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to make all other determinations in the judgment of the Board Committee necessary or desirable for the administration of the Plan. The Board Committee may correct any defect or supply any omission or reconcile any inconsistency in these Terms and Conditions and the Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

9. Impact of Restatement of Financial Statements upon Awards. If any of the Company’s financial statements are restated, as a result of errors, omissions, or fraud, the Board Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any Award or payment made to the Employee with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered shall be the amount by which the affected Award or payment exceeded the amount that would have been payable had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire Award) that the Board Committee shall determine. The Board Committee shall determine whether the Company shall effect any such recovery by: (a) seeking repayment from the Employee; (b) reducing the amount that would otherwise be payable to the Employee under any compensatory plan, program or arrangement maintained by the Company, a Subsidiary or any of its Affiliates; (c) withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices; or (d) any combination of the foregoing or otherwise (subject, in each of subclause (a), (b) and (c), to applicable law, including without limitation, Section 409A of the Code, and the terms and conditions of the applicable plan, program or arrangement). This Section 9 shall be a non-exclusive remedy and nothing in this Section 9 shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of this Section 9.

10. Incorporation of Plan Provisions. These Terms and Conditions and the Agreement are made pursuant to the Plan, the provisions of which are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan. In the event of a conflict between the terms of these Terms and Conditions and the Agreement and the Plan, the terms of the Plan shall govern.

11. Compliance with Section 409A of the Code. The Agreement and the Plan are intended to be exempt from the provisions of Section 409A of the Code to the maximum extent permitted by applicable law. To the extent applicable, it is intended that the Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Employee. For purposes of complying with Section 409A of the Code, the Award shall be treated as payable upon the later to occur of (A) the date on which the Award ceases to be subject to a substantial risk of forfeiture and (B) the earliest of (x) the last day of the Performance Period, (y) the Employee’s separation

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Exhibit 10.2

from service and (z) the Employee’s death. The Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Employee). If the Award is subject to Section 409A of the Code, a retirement or termination of employment shall not be deemed to occur for purposes of any provision of the Agreement providing for the payment of any amounts upon or following retirement or termination of employment unless such retirement or termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision in the Agreement, references to a “termination,” “termination of employment,” “retire,” “retirement” or like terms shall mean “separation from service.” Notwithstanding anything in the Agreement to the contrary, if the Award is subject to Section 409A of the Code, and if the Employee is a “Specified Employee” (within the meaning of the Company’s Specified Employee Policy for 409A Arrangements) as of the date the Employee ceases to be an employee of the Company, then such payout shall be delayed until and made during the seventh calendar month following the calendar month during which the Employee ceased to be an employee of the Company (or, if earlier, the calendar month following the calendar month of the Employee’s death), to the extent required by Section 409A of the Code. Notwithstanding the foregoing, no particular tax result for the Employee with respect to any income recognized by the Employee in connection with the Agreement is guaranteed, and the Employee solely shall be responsible for any taxes, penalties or interest imposed on the Employee in connection with the Agreement. Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

12. Data Privacy; Electronic Delivery. By acceptance of the Award, the Employee acknowledges and agrees that: (a) data, including the Employee’s personal data, necessary to administer the Agreement may be exchanged among the Company and its Subsidiaries and affiliates as necessary, and with any vendor engaged by the Company to assist in the administration of equity awards; and (b) unless and until revoked in writing by the Employee, information and materials in connection with the Agreement or any awards under the Plan, including, but not limited to, any prospectuses and plan document, may be provided by means of electronic delivery (including by e-mail, by web site access and/or by facsimile).

13. Miscellaneous. These Terms and Conditions and the other portions of the Agreement: (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware and any applicable laws of the United States; and (c) except as permitted under Sections 3.2, 12 and 13.6 of the Plan and Sections 1(e),
8 and 11 of these Terms and Conditions, may not be amended in a manner that would materially impair the rights of the Employee without the written consent of both the Company and the Employee. The Agreement shall not in any way interfere with or limit the right of the Company or any Subsidiary to terminate the Employee’s employment or service with the Company or any Subsidiary at any time, and no contract or right of employment shall be implied by these Terms and Conditions and the Agreement of which they form a part. For purposes of these Terms and Conditions and the Agreement, (i) employment by the Company or any Subsidiary or a successor to the Company shall be considered employment by the Company, and (ii) the closing of a

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Exhibit 10.2

divestiture or other sale of assets or a business of the Company or any Subsidiary (regardless of transaction structure) that results in the Employee no longer being employed by the Company or any Subsidiary shall, for purposes of Section 3(a)(ii)(B) and Section 4(a)(ii)(A) of these Terms and Conditions, be treated as an involuntary termination of employment of the Employee by the Company other than for Cause (for avoidance of doubt, even if the Employee retains the same employment position with the acquirer following such closing); and (iii) references to “termination of employment,” “cessation of employment,” “ceases to be employed,” “ceases to be an Employee” or similar phrases shall mean the last day actually worked (as determined by the Company), and shall not include any notice period or any period of severance or separation pay or pay continuation (whether required by law or custom or otherwise provided) following the last day actually worked, to the extent consistent with the applicable requirements of Section 409A of the Code; provided, however, that if the Company terminates the Employee’s employment as a result of the Employee’s Disability or Other Disability or as a result of the Employee’s failure to return to work when the Employee does not have, or no longer has, a Disability or Other Disability, then the last day actually worked shall mean the day of such termination, to the extent consistent with the applicable requirements of Section 409A of the Code. If the Award is assumed or a new award is substituted therefor in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Code), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of the Award to be employment by the Company.

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